Exhibit 10.12

IGM BIOSCIENCES, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(as Amended and Restated Effective February 26, 2024)

IGM Biosciences, Inc. (the “Company”) believes that providing cash and equity compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s Amended and Restated 2018 Omnibus Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of compensation such Outside Director receives under this Policy.

This Policy was originally adopted and approved August 7, 2019 and was effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Effective Date”). This Policy, as amended and restated, is effective as of February 26, 2024.

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Each Outside Director who serves as the Board chair or the chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Board Chair: Audit Committee Chair:	$35,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$12,000
Compensation Committee Member:	$6,000
Corporate Governance and Nominating Committee Chair:	$10,000
Corporate Governance and Nominating Committee Member:	$5,000

Research and Clinical Development Committee Chair:	$12,000
Research and Clinical Development Committee Member:	$6,000

For clarity, each Outside Director who serves as a committee chair will only receive the additional annual fee as the committee chair and not the additional annual fee as a committee member.

Subsidiary Boards

Each Outside Director who serves on the board of directors of a majority owned subsidiary of the Company will be eligible to earn an additional $40,000 in annual fees for each subsidiary board on which he or she serves (paid quarterly in arrears on a prorated basis, provided that the fees for the first quarter during which the Outside Director serves on a subsidiary board will not be prorated).

Payment

Except as specified above with respect to subsidiary boards or in Section 2, each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the fiscal quarter, and such payment shall be made on the last business day of such fiscal quarter (or as soon thereafter as practical, but in no event later than 30 days following the end of such fiscal quarter). For purposes of clarification, and except as specified above with respect to subsidiary boards or in Section 2, an Outside Director who has served in a relevant capacity during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in such capacity. In any event, an Outside Director who serves in a relevant capacity through the last business day of a quarter shall be deemed to have served in such capacity through to the end of such quarter for purposes of determining the fees or equity payable to him or her under this Policy.

2.
Elections to Receive Restricted Stock Units in Lieu of Cash Compensation

Following the Effective Date, subject to complying with the Retainer Award Election Mechanics below, each Outside Director may elect to convert 0%, 50% or 100% of his or her cash compensation with respect to services performed in a future quarter and otherwise scheduled to be paid under Section 1 of this Policy (the “Retainer Cash Payments”) into a number of Restricted Stock Units (“Retainer Award”) having a Grant Value equal to the aggregate amount of the elected percentage of the Retainer Cash Payments payable to such Outside Director under this Policy for the applicable quarter (as determined on the applicable date of grant of such Retainer Award), provided that the number of Shares covered by such Retainer Award shall be rounded to the nearest whole Share (such election, a “Retainer Award Election”). Quarterly Retainer Awards will be automatic and nondiscretionary and will be granted on the last business day of each quarter with respect to Retainer Cash Payments that would have been paid for such quarter. All Restricted Stock Units underlying such quarterly Retainer Awards will be fully vested upon grant and will be settled in Shares as soon as administratively practicable following each date of grant, subject to any applicable Deferral Election (as defined below). For purposes of this Policy, “Grant Value” is calculated based on the volume weighted average price of one Share over the Company’s fourth quarter of the year immediately preceding the year of the date of grant. For purposes of clarity, the amount of Retainer Cash Payments considered with respect to each quarterly Retainer Award will reflect any changes in committee assignments and any appointment or removal as the chair of committee based on the applicable fees earned during the prior quarter pursuant to Section 1 of this Policy.

Retainer Award Election Mechanics

Each Retainer Award Election must be submitted in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer Award Election shall not receive a Retainer Award for the next calendar year, and instead shall receive the applicable Retainer Cash Payments for such calendar year. Once a Retainer Award Election is validly submitted and becomes effective, it will remain in effect with respect to all subsequent Retainer Cash Payments related to future calendar years unless the applicable Outside Director revokes such election as provided in (ii) below.

Retainer Award Elections must comply with the following timing requirements:

i.
Annual Election. Each Outside Director may make a Retainer Award Election with respect to Annual Retainer Cash Payments payable to such Outside Director in the following calendar year (the “Annual Election”). The Annual Election must be submitted to the Company’s Chief Financial Officer within the Company’s fourth quarter open trading window (the “Fourth Quarter Trading Window”) of the calendar year immediately preceding the calendar year to which the Retainer Cash Payments relate (the last day of such trading window, the “Annual Election Deadline”), and, except as provided in (ii) below, the Annual Election shall become irrevocable effective as of the Annual Election Deadline, provided that if such calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to make an Annual Election in such calendar year.
ii.
Revocation/Revision. An Outside Director may revoke or revise his or her existing Retainer Award Election during a Fourth Quarter Trading Window by such calendar year’s Annual Election Deadline with respect to Retainer Cash Payments related to future calendar years. If a calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to revoke or revise a Retainer Award Election in such calendar year.

Deferral of Retainer Awards

Unless and until otherwise determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”), as applicable, each Outside Director may elect to defer the delivery of the Shares subject to any Restricted Stock Units granted under this Policy pursuant to a Retainer Award that would otherwise be delivered to such Outside Director on or following the date such Retainer Award vests pursuant to the terms of this Section 2 (the “Deferral Election”). Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A (as defined below), unless otherwise specifically determined by the Board or the Compensation Committee. Deferral Elections shall be made pursuant to a form of deferral election as approved by the Board or the Compensation Committee.

3.
Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)
No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)
Initial Options. Each individual who first becomes an Outside Director following the Effective Date will be granted a nonstatutory stock option (an “Initial Option”) to purchase 58,800 Shares. The Initial Option will be automatically granted on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Option. Each Initial Option will vest as to 1/3rd of the Shares subject to the Initial Option on the one-year anniversary of the date the applicable Outside Director’s service as an Outside Director commenced and as to 1/36th of the Shares subject to the Initial Option each month thereafter, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Each Initial Option will become fully vested and exercisable immediately prior to a Change in Control, subject to the Outside Director continuing to be a Service Provider at the time of the Change in Control.
(c)
Annual Options. Following the Effective Date, each Outside Director will be automatically granted a nonstatutory stock option on the same date as annual equity award grants are made to the Company’s executive officers (an “Annual Option”) to purchase 29,400 Shares. Each Annual Option will vest as to 1/12th of the Shares subject to the Annual Option each month that is completed after the date of the first annual meeting of the Company’s stockholders following the date of grant (each, an “Annual Meeting”) after the date the Annual Option is granted, provided that the Annual Option will vest in full on the earlier of (i) the 12-month anniversary of the first Annual Meeting following the date of grant, or (ii) the date of the second regularly scheduled Annual Meeting after the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(d)
Additional Terms of Initial Options and Annual Options. The terms and conditions of each Initial Option and Annual Option will be as follows:
i.
The term of each Initial Option and Annual Option will be ten years, subject to earlier termination as provided in the Plan.
ii.
Each Initial Option and Annual Option will have an exercise price per Share equal to 100% of the Fair Market Value per Share on the grant date.
4.
Change In Control

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards immediately prior to a Change in Control, including any Initial Option or Annual Option, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.

5.
Annual Compensation Limit

No Outside Director may be paid, issued or granted, in any fiscal year, any cash compensation and Awards with an aggregate value greater than $1,000,000 for an Outside Director’s first year of service or $750,000 in any subsequent year. The value of any Award will be based on its Fair Value. Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 5. For purposes of this Policy, “Fair Value” means the grant date fair value of an Award determined in accordance with U.S. generally accepted accounting principles.

6.
Travel Expenses

Each Outside Director’s reasonable, customary and documented out-of-pocket travel expenses to Board and committee meetings will be reimbursed by the Company.

7.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors thereunder.

8.
Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

9.
Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

10.
Stockholder Approval

The initial adoption of the Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 11 hereof.

11.
Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.